Assignment Contract

Contract Object: Entecavir
Entecavir Capsules
Entecavir Tablets
Category: Chemical Medicine Class VI

Assignor (hereinafter referred as Party A): Hainan Zhonghe Peptide Drugs Research & Development Co., Ltd.
Address: Free Trade Zone, No.168 Nanhai Avenue, Haikou City, Hainan Province, China
Legal Representative: Zongzhen Zhou
Reference: Zongzhen Zhou
Tell: +86898 6680 2208   Fax: +86898 6680 2211
Email: Sunny@zhonghe.net

Assignee (hereinafter referred as Party B): Hainan Zhonghe Pharmaceutical Co., Ltd.
Address: Free Trade Zone, No.168 Nanhai Avenue, Haikou City, Hainan Province, China
Legal Representative: Xueyun Cui
Reference: Zhuo Lin
Tell: +86898 6680 2833   Fax: +86898 6680 2833
Email: Lingel_2000@yahoo.com

Date: March 23, 2009
Signed at: Haikou City, Hainan Province

In accordance with “Contract Law of the People’s Republic of China”, “Provisions for Drug Registration” issued by State Food and Drug Administration (herein after referred as SFDA), PRC, both the assignor and the assignee (hereinafter referred as “the Parties”) have, based on the real, fully express of their wishes, through equal consultation, entered into the contract (hereinafter referred as “the Contract”) concerning issues related to technical materials and achievement, rights and interest, payment, default liabilities of the technology as stated in this Contract, both Parties have agreed as follows:

Article 1 Object of Assignment (Technological Secret)
1.1	Content of technology transferred to Party B by Party A

Name of Object: Entecavir, Entecavir Capsules (0.5mg; 1mg), Entecavir Tablets (0.5mg; 1mg) (hereinafter referred as “the Contract Object”)

Technical Specification and Parameter: Party A shall finish all researching and developing work (except for clinical trial) before applying for production in accordance with “Provisions for Drug Registration” issued by SFDA and related technical guidelines and requirements. Party A ensures to deliver all of its technical materials used for applying for clinical trial and product, manufacturing process of drug substance, as well as formula and manufacturing process of pharmaceutical preparations of the Contract Object to Party B, until Party B obtains the Drug Approval Number (Letter of Approval for Drug Registration) and successfully trial-manufactures 3 batches of eligible products in a row independently.

Industrialization level of Technological Secret: Party A ensures that the formula and manufacturing process of the Contract Object reach industrialization level and ensure that the formula of pharmaceutical preparations and manufacturing process of drug substance and pharmaceutical preparations used for applying for drug registration are the same with those are entering into market.

Technical Service and Technical Guidance: Party A shall give the Party B’s personnel free technical training to ensure Party B’s personnel master the formal manufacturing process of the Contract Object; Party A shall provided free instruction to Party B’s personnel to ensure Party B’s personnel manufacture 3 batches of the Contract Object which meet the quality standards in a row.

1.2	New Medicine Certificate, Letter of Approval for Drug Registration, Drug Approval Number and all proprietary rights of the Contract Object shall be transferred to Party B exclusively.

1.3	Both Parties agree that the application of production to Center for Drug Evaluation of SFDA shall be under Party B’s name.

Article 2 Obligations of Both Parties

2.1	Party B shall pay Party A assignment fee in conformity with the Contract’s term.

2.2	Party B has the obligation to cooperate Party A in applying for drug registration and clinical testing.

2.3
Party A ensures to provide Party B the whole, completed, up-to-requirement documentation including dossiers for registration application, original data of development, map and samples, etc. of the Contract Object in accordance with registration requirements within 60 days after signature of this Contract. Party A ensures the Contract Object pass the process performed by Hainan Medical Appliance Administration and SFDA including acceptance of drug registration, on-site inspection, review and approval for registration, clinical trial, and production approval.

2.4
Party A shall be responsible for applying for registration and answering all technical questions likely to be posed by SFDA’s Center for Drug Evaluation during process of application and ensures to complete relevant test and supplement new technical dossiers within the specified timeline without compensation till conform to registration requirements.

2.5
Party A ensures all dossiers for registration application, original data of development, map and samples conformed with the regulation of active Provisions for Drug Registration and relevant regulations, related technical guidelines and requirements as well. Party A ensures the authenticity, standardization, dependability and integrity of technical information delivered thereby.

2.6	Party A ensures the Contract Object having obtained Drug Clinical Trial Approval before the signing date of this Contract.

2.7
Party A shall provide Party B free instruction in time to hand over manufacturing process of the Contract Object before and during Party A’s manufacturing samples for clinical trial and on-site examination of production for drug registration to ensure Party B’s ability of trial-manufacturing 3 batches of the Contract Object in a row. Party A has the responsibility to cooperate Party B in solving problems about formula and manufacturing process in production of Contract Object.

2.8
Party B shall, under Party A’s direction, manufacture samples for clinical trial and 3 batches of samples for registration inspection at Party A’s expense. Party B shall give Party A at least 10 day’s advance notice for Party A’s personnel to hand over the technology.

2.9
Party B has the right to carry out further improvement on the Technology Secret after assignment, any new technological achievements with substantive or productive progress accomplished thus shall remain the property of Party B.

2.10
Party A shall provide Party B all technological dossiers of any further improvement or development of the Technology Secret in writing in a timely manner. All improvement on Technology Secret accomplished thereby shall remain property of Party B and may not transferred by Party A to any other party without the written approval of Party B.

2.11
Party A ensures that the Technology Secret is practicable and reliable and does not encroach the third party’ legal rights. In case of accusation by third party of encroachment upon their legal right, Party A shall bear full responsibility for all consequences arisen therefrom and compensate for Party B’s economical losses.

2.12
Party A shall not, during the term of this Contract, apply for patent for the Technology Secret or make the Technology Secret public in other way without Party B’s written consent. Party A shall be responsible for preparation of the Contract related patent in time pursuant to developing progress of the Contract Object and delivery to Party B who shall be in charge of related application and expenses incurred thereby. Party B shall be applicant and patentee thereafter and Party A’s personnel inventors. Party B has the right to use the patent without compensation, however shall pay Party A’s inventors for preparation of the patent, the actual fee will be negotiated separately depending on content of patent declared.

Article 3 Terms of Payment
The total assignment fee under this Contract is RMB 60 million paid in installments according to project progress as below:

☐	Eighty percent (80%) of total price, namely RMB 48 million shall be paid to Party A within 30 working days after obtaining Drug Clinical Trial Approval issued by SFDA.
☐	Ten percent (10%) of total price, namely RMB 6 million shall be paid to Party A within 20 working days after filing a registration application to Center for Drug Evaluation of SFDA.
☐	Ten percent (10%) of total price, namely RMB 6 million shall be paid to Party A within 20 working days after obtaining production approval (Drug Approval Number).

Article 4 Default Clause
4.1	Either of the two Parties who fail to fulfill the Contract in according to the terms specified herein will be deemed break the Contract and shall take the breach responsibilities in below manners:

☐
If the Contract Object fails to get New Medicine Certificate or Drug Approval Number due to Party A’s reason (e.g. technology or patent violation, fails to hand over dossiers for registration application within the timeline specified by Contract, etc.), Party A shall return Party B entire already paid assignment fee and already paid registration inspection fee, evaluation and approval fee, clinical trial fee (subject to invoice) within 20 working days at one time, the Contract will automatically be terminated, the Contract Object shall be Party A ‘s property and Party B shall return all technical materials.

☐
If Party B fails to obtain Drug Approval Number due to Party B’s reason (e.g. fails to apply for registration within specified timeline, production conditions fails to meet required standards, etc.), Party A shall not bear the responsibility and is entitled to reserve fees already paid by Party B. The Contract will automatically be terminated, Party B may dispose the Contract Object by its own means.

☐
Under the circumstance that Party A fails to finish and hand over the jobs specified in Clause 3, 4, Article 2 or other relative terms of this Contract, Party B is entitled to deduct a penalty equal to 1% of total price from unpaid assignment fee for each day of delay. If Party A fails to finish and hand over the above mentioned jobs within 4 months after specified timeline, Party B has the right to terminate the Contract, Party A shall return entire already paid fee by Party B within 20 working days and pay Party B overdue penalty.

☐	Under the circumstance that Party B fails to pay the assignment fee within timeline specified by this Contract, it shall be charged a penalty equal to 0.01% of overdue amount for per day of delay.

☐
Party A shall keep secret certain contents limited by this Contract and shall not transfer the Technology Secret to any third party, otherwise shall return Party B entire already paid fee by Party B at one time and pay Party B a penalty equal to 5% of total assignment fee.

4.2	The Parties shall consult whether to continue this Contract after the breaking party bear its default responsibility.

Article 5 Others
5.1	Any incapacity or unnecessary of executing this Contract due to force majeure is subject to negotiation between two Parties for dissolution.

5.2	During the period of this Contract, Party A appoints Zongzhen Zhou as its project reference, Party B appoints Zhuo Lin as its project reference. References shall be responsible for:

☐	Keep in touch and resolve problems in time.

☐	Report the project progress.

Either of the two Parties who change reference shall make the other party known in writing, otherwise shall bear the responsibilities arisen therefrom and compensate the losses incurred.

5.3	Party A shall deliver technological materials of the Contract Object in both writing and soft copy.

5.4	Change of this Contract or amendment of article shall be done through negotiation between two Parties separately in written form and taken as appendices.

5.5
Both Parties must strictly voluntarily observe the terms of this Contract. Any outstanding issue not stipulated under this Contract shall be subject to negotiation between two Parties based on the principle of sincerity. In case of consultation or negotiation fails, appeal to people’s court.

5.6	This Contract is in quadruplicates, with each party hold two originals with equal legal validity.

5.7	This Contract comes into force on the date of signing and ceases to be effect till both Parties fulfill their responsibilities.

Party A: Hainan Zhonghe Peptide Drugs Research & Development Co., Ltd.

Legal Representative: /s/ Authorized Representative

Party B: Hainan Zhonghe Pharmaceutical Co., Ltd.

Legal Representative: /s/ Authorized Representative